Exhibit T3E-2
UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

PLIANT CORPORATION, et al.,[1]	Case No. 09-10443 (MFW)

Debtors.	Jointly Administered
JOINT PLAN OF REORGANIZATION
PROPOSED BY APOLLO MANAGEMENT VI, L.P. ON BEHALF OF APOLLO INVESTMENT
FUND VI, L.P., APOLLO OVERSEAS PARTNERS VI, L.P., APOLLO OVERSEAS PARTNERS
(DELAWARE) VI, L.P., APOLLO OVERSEAS PARTNERS (DELAWARE 892) VI, L.P. AND
APOLLO OVERSEAS PARTNERS (GERMANY) VI, L.P. AND DEBTORS

WACHTELL, LIPTON, ROSEN & KATZ	MORRIS, NICHOLS, ARSHT & TUNNELL llp

Philip Mindlin	Derek C. Abbott (No. 3376)
Douglas K. Mayer	Daniel B. Butz (No. 4227)
Andrew J. Nussbaum	1201 North Market Street
51 West 52nd Street	P.O. Box 1347
New York, New York 10019	Wilmington, Delaware 19899-1347
Telephone: (212) 403-1000	Telephone: (302) 658-9200
Facsimile: (212) 403-2000	Facsimile: (302) 658-3989
Counsel to Apollo Management VI, L.P.

SIDLEY AUSTIN llp	YOUNG CONAWAY STARGATT & TAYLOR, llp

Larry J. Nyhan	Robert S. Brady (No. 2847)
James F. Conlan	Edmon L. Morton (No. 3856)
Jessica C.K. Boelter	Kenneth J. Enos (No. 4544)
Kerriann S. Mills	The Brandywine Building
One South Dearborn Street	1000 West Street, 17th Floor
Chicago, Illinois 60603	P.O. Box 391
Telephone: (312) 853-7000	Wilmington, Delaware 19899-0391
Facsimile: (312) 853-7036	Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Counsel to the Debtors and Debtors-in-Possession
Dated: August 14, 2009

[1]	The Debtors are: Pliant Corporation (Tax ID No. XX-XXX7725), Pliant Corporation International (Tax ID No. XX-XXX3075), Uniplast Holdings, Inc. (Tax ID No. XX-XXX9589), Pliant Film Products of Mexico, Inc. (Tax ID No. XX-XXX0805), Pliant Packaging of Canada, LLC (Tax ID No. XX-XXX0929), Alliant Company LLC (Tax ID. No. XX-XXX6811), Uniplast U.S., Inc. (Tax ID. No. XX-XXX9066), Uniplast Industries Co. (N/A), and Pliant Corporation of Canada Ltd. (N/A). The mailing address for Pliant Corporation is 1475 Woodfield Road, Suite 700, Schaumburg, IL 60173.

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EXHIBITS

Exhibit 1.7	Form of Backstop Commitment Agreement

Exhibit 1.18	Berry Assets

Exhibit 1.79	Form of New Senior Secured Note Indenture

Exhibit 3.2(i)	Intercompany Claims That Will Not Be Reinstated

Exhibit 5.2(a)(1)	Certificate of Incorporation of Reorganized Pliant

Exhibit 5.2(a)(2)	By-Laws of Reorganized Pliant

Exhibit 5.2(b)	Form of Certificate of Designations for the New Preferred Stock

Exhibit 5.2(c)	New Senior Secured Note Registration Rights Agreement

Exhibit 5.2(d)	Form of Intercompany Services Agreement

Exhibit 5.2(e)	Form of Reorganized Pliant Shareholders Agreement

Exhibit 5.4(b)	Directors and Officers of Reorganized Pliant and Other Reorganized Debtors

Exhibit 7.1	Rejected Executory Contracts

Exhibit 12.6	Discontinued Compensation and Benefits Programs

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INTRODUCTION
          Apollo Management VI, L.P., on behalf of Apollo Investment Fund VI, L.P., Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P. and Apollo Overseas Partners (Germany) VI, L.P., and Pliant (as defined herein), Pliant Corporation International, Uniplast Holdings, Inc., Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Alliant Company LLC, Uniplast U.S., Inc., Uniplast Industries Co., and Pliant Corporation of Canada Ltd. propose the following joint plan of reorganization for the resolution of the outstanding claims against and interests in the Debtors (as defined herein). Reference is made to the Disclosure Statement (as defined herein), distributed contemporaneously herewith, for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan (as defined herein), and certain related matters including, among other things, the securities to be issued under this Plan. Subject to certain restrictions and requirements set forth herein and in 11 U.S.C. § 1127 and Fed. R. Bankr. P. 3019, the Proponents (as defined herein) reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation in accordance with the terms hereof, the Confirmation Order, the Canadian Confirmation Order (each, as defined herein), and the Bankruptcy Code. Further, Apollo (as defined herein) reserves the right to assign or delegate any or all rights and/or obligations hereunder; provided, that Apollo remains responsible for all such obligations.

ARTICLE I
DEFINED TERMS AND RULES OF INTERPRETATION
     A. Defined Terms. As used herein, capitalized terms shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
     1.1 2006 Certificate of Incorporation means the Amended and Restated Certificate of Incorporation of Pliant Corporation effective July 18, 2006.
     1.2 ACE means ACE American Insurance Company and other members of the ACE Group of Companies.
     1.3 Ad Hoc Committee of First Lien Noteholders means that certain informal committee of certain holders of the First Lien Notes.
     1.4 Ad Hoc Committee Advisors means Stroock & Stroock & Lavan LLP, Richards, Layton & Finger P.A., Goodmans LLP and Houlihan Lokey Howard & Zukin Capital, Inc.
     1.5 Ad Hoc Committee Advisors Claims means all Claims for the reasonable fees and expenses incurred by the Ad Hoc Committee Advisors, in each case pursuant to the terms of their respective pre-Petition Date engagement letters.
     1.6 Administrative Expense Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 328, 330, 363, 364(c)(1), 365, 503(b), and 507(a)(2) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ Estates and operating the businesses of the Debtors (such as wages, salaries and commissions for services and payments for inventory, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims) related to tax years commencing after the Petition Date, but excluding Claims related to tax periods, or portions thereof, ending on or before the Petition Date; (b) all compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court; (c) all Official Committee Advisor Claims; (d) all Ad Hoc Committee Advisor Claims, without any requirement for filing fee applications in the Chapter 11 Cases; (e) any indebtedness or obligations incurred or assumed by the Debtors during the Chapter 11 Cases; (f) any payment to be made under this Plan or otherwise to cure a default on an assumed executory contract or unexpired lease; (g) all First Lien Notes Indenture Trustee Claims, Second Lien Notes Indenture Trustee Claims and Senior Subordinated Notes Indenture Trustee Claims, without any requirement for filing fee applications in the Chapter 11 Cases; (h) Claims for out-of-pocket expenses incurred by members of the Official Committee (excluding any fees or expenses for legal or financial advisors except as otherwise provided herein); (i) Claims for out-of-pocket expenses incurred by members of the Ad Hoc Committee of First Lien Noteholders (excluding any fees or expenses for legal or financial advisors except as otherwise provided herein); and (j) all fees and expenses incurred by the Information Officer which are subject to a super-priority charge granted by order of the Canadian Court. All fees and charges assessed against the Debtors’ Estates under section 1930, chapter 123, of title 28 of the United States Code are excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 12.10 of the Plan.
     1.7 Affiliate Debtor(s) means, individually or collectively, a Debtor or Debtors other than Pliant, as applicable.
     1.8 Aggregate Rights Strike Price means (a) $193,000,000 less (b) the result of multiplying (i) $11,400,000 by (ii) a ratio the numerator of which is the aggregate amount of Allowed Second Lien Notes Claims held by Non-Apollo Holders which are exercising their Rights and the denominator of which is the aggregate amount of Allowed Second Lien Notes Claims held by Non-Apollo Holders.
     1.9 Allowed means, with respect to a Claim or Interest, or any portion thereof, in any Class or category specified, a Claim or Interest (a) that is not listed as disputed, contingent or unliquidated on the Debtors’ schedules, if any, and as to which no objection or request for estimation has been Filed on or before any objection deadline, if any, set by the Bankruptcy Court or the expiration of such other applicable period fixed by the Bankruptcy Court, (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order, or (c) that is expressly allowed (i) by a Final Order, (ii) by an agreement with Apollo Consent between the Holder of such Claim or Interest and the Debtors or Reorganized Debtors, or (iii) pursuant to the terms of this Plan.
     1.10 Apollo means Apollo Management VI, L.P., on behalf of Apollo Investment Fund VI, L.P., Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P. and Apollo Overseas Partners (Germany) VI, L.P.
     1.11 Apollo Consent means the written consent of Apollo or the consent of Apollo which may be presumed to be granted under this Plan through the Effective Date if (a) such consent is required with respect to a matter with aggregate liability or exposure over the life of the relevant contract or agreement of $50,000 or less, and (b) written notice of such matter is provided to Apollo and its counsel (such notice to prominently state in bold text “Important - Presumption of Consent if No Response”) and no objection has been made by Apollo within five days after receipt of such written notice.
     1.12 Backstop Commitment Agreement means that certain agreement to be entered into by Pliant and Apollo pursuant to which Apollo or its designated affiliate(s) agrees to backstop the Rights Offering, on a fully subscribed basis, in an amount of no less than the New Cash Commitment Amount, in the form attached hereto as Exhibit 1.7.
     1.13 Ballot means the document for accepting or rejecting this Plan, and in the case of the Holders of Second Lien Notes Claims, for electing to receive and exercising their Rights, in the form approved by the Bankruptcy Court.

     1.14 Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to the Chapter 11 Cases.
     1.15 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the Chapter 11 Cases.
     1.16 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as now in effect or hereafter amended and any Local Rules of the Bankruptcy Court.
     1.17 Berry means Berry Plastics Corporation.
     1.18 Berry Assets means the agreements, assets and properties listed on Exhibit 1.18 to this Plan, to be further identified in the Plan Supplement.
     1.19 Berry Management means members of Berry management (or an entity owned by them).
     1.20 Business Day means any day other than a Saturday, a Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
     1.21 By-Laws means the by-laws of Reorganized Pliant, in substantially the form of Exhibit 5.2(a)(2), which shall be in form and substance reasonably acceptable to Apollo.
     1.22 Canadian Confirmation Order means the order of the Canadian Court, which shall, among other things, order and declare that the Confirmation Order and this Plan are recognized and shall be implemented and effective in Canada in accordance with their terms, and which shall be in form and substance reasonably acceptable to the Proponents.
     1.23 Canadian Court means the Ontario Superior Court of Justice.
     1.24 Canadian Debtors means Uniplast Industries Co., Pliant Corporation of Canada Ltd., and Pliant Packaging of Canada, LLC.
     1.25 Cash means legal tender of the United States of America.
     1.26 CCAA Proceedings means the recognition proceedings commenced by the Canadian Debtors under section 18.6 of the Companies’ Creditors Arrangement Act in the Canadian Court.
     1.27 Certificate of Designations means certificate of designations setting forth the terms, rights, obligations and preferences of the New Preferred Stock, in substantially the form attached hereto as Exhibit 5.2(b), which shall be in form and substance reasonably acceptable to Apollo.

     1.28 Certificate of Incorporation means the amended and restated certificate of incorporation of Reorganized Pliant, in substantially the form of Exhibit 5.2(a)(1), which shall be in form and substance reasonably acceptable to Apollo.
     1.29 Chapter 11 Cases means the voluntary cases commenced February 11, 2009 by the Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.
     1.30 Charging Lien means any lien or other priority in payment to which an Indenture Trustee is entitled under the applicable Indenture against distributions to be made to the applicable Noteholders under each Indenture.
     1.31 Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code.
     1.32 Class means each category of Holders of Claims or Interests established under Article II of this Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.
     1.33 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.
     1.34 Confirmation Hearing means the hearing held by the Bankruptcy Court on confirmation of the Plan, as such hearing may be continued from time to time.
     1.35 Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code and Rights Offering which shall be in form and substance reasonably acceptable to the Proponents.
     1.36 Debtor(s) means, individually or collectively, Pliant, Pliant Corporation International, Uniplast Holdings, Inc., Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Alliant Company LLC, Uniplast U.S., Inc., Uniplast Industries Co., and Pliant Corporation of Canada Ltd.
     1.37 DIP Facility Agent means The Bank of New York Mellon as Administrative Agent and Collateral Agent under the DIP Facility Agreement.
     1.38 DIP Facility Agreement means that certain Secured Super-Priority, Debtor-in-Possession Multiple Draw Term Loan Agreement, by and among the DIP Facility Lenders, the DIP Facility Agent and the Debtors, dated as of February 13, 2009, together with all related documents and instruments delivered pursuant to or in connection therewith, as may be amended from time to time with any necessary Bankruptcy Court approval.
     1.39 DIP Facility Claims means all Claims held by the DIP Facility Agent and the DIP Facility Lenders pursuant to the DIP Facility Agreement and the Final DIP Order.
     1.40 DIP Facility Lenders means the lenders party to the DIP Facility Agreement.
     1.41 Disallowed Claim means all or such part of a Claim that is disallowed by a Final Order of the Bankruptcy Court or other court of competent jurisdiction.

     1.42 Disbursing Agent means any entity in its capacity as a disbursing agent under Section 6.3 hereof.
     1.43 Disclosure Statement means that certain disclosure statement relating to this Plan, including, without limitation, all Exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.
     1.44 Disputed Claim means any Claim, including any portion thereof, that is (a) neither an Allowed Claim nor a Disallowed Claim, or (b) for which a Proof of Claim or Interest for payment has been timely Filed with the Bankruptcy Court or a written request for payment has been made, to the extent the Debtors or any party in interest has interposed a timely objection or request for estimation, which objection or request for estimation has not been withdrawn or determined by a Final Order.
     1.45 Distribution Date means a date selected by the Reorganized Debtors that is not later than ten (10) days after the Effective Date.
     1.46 DTC means The Depository Trust Company.
     1.47 Effective Date means the first Business Day this Plan becomes effective as provided in Article IX hereof.
     1.48 Estate(s) means, individually, the estate of Pliant or any of the Affiliate Debtors and, collectively, the estates of the Debtors created under section 541 of the Bankruptcy Code.
     1.49 Exhibit means an exhibit annexed either to this Plan or the Disclosure Statement. Each Exhibit shall be in form and substance reasonably acceptable to Apollo.
     1.50 Exit Facility means a financing facility to be entered into by the Reorganized Debtors on the Effective Date, in such amount and on such terms as are satisfactory to Apollo.
     1.51 Exit Facility Credit Agreement means the bank financing agreement relating to the Exit Facility, which shall be in form and substance satisfactory to Apollo.
     1.52 Face Amount means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the Holder of such Claim in any Proof of Claim timely Filed with the Bankruptcy Court or otherwise deemed timely Filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the Allowed amount of such Claim.
     1.53 File, Filed or Filing means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
     1.54 Final DIP Order means the Final Order (a) Authorizing the Debtors to (i) Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(c), 363(e), 364(c), 364(d)(1) and 364(e) and (ii) Utilize Cash Collateral of Prepetition Secured Parties, (b) Granting Adequate

Protection to Prepetition Secured Parties, and (c) Granting Related Relief, entered by the Bankruptcy Court on March 20, 2009, and as may be amended, modified or supplemented by the Bankruptcy Court from time to time.
     1.55 Final Order means an order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or on the docket of any other court of competent jurisdiction), which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed relating to such order, shall not cause such order not to be a Final Order.
     1.56 First Lien Notes Claims means all Claims (other than the First Lien Notes Indenture Trustee Claim) (i) arising under or evidenced by the First Lien Notes, the First Lien Notes Indenture and related documents or (ii) granted to the First Lien Noteholders or the First Lien Indenture Trustee pursuant to the terms of the Final DIP Order.
     1.57 First Lien Notes means (a) the 11.85% senior secured notes due 2009 in the aggregate principal amount of approximately $384.5 million as of the Petition Date and (b) the remaining 11.35% senior secured notes due 2009 in the aggregate principal amount of approximately $8.0 million as of the Petition Date, each issued under the First Lien Notes Indenture.
     1.58 First Lien Notes Indenture means that certain Amended and Restated Indenture (as amended and restated as of May 6, 2005, supplemented, and modified from time to time) dated as of February 17, 2004, among Pliant, as issuer, and Wilmington Trust Company, as indenture trustee, including all agreements, documents, notes, instruments, and any other agreements delivered thereto or in connection therewith. The guarantors of indebtedness under the original first lien notes indenture, prior to its amendment, pursuant to which the 11.35% senior secured notes were issued, were (a) Pliant Corporation International; (b) Pliant Film Products of Mexico, Inc.; (c) Pliant Packaging of Canada, LLC; (d) Uniplast Holdings, Inc.; (e) Uniplast U.S., Inc.; (f) Uniplast Industries Co.; and (g) Pliant Solutions Corporation. The guarantors of indebtedness under the First Lien Notes Indenture, as amended and restated as of May 6, 2005, pursuant to which the 11.85% senior secured notes were issued, are (i) Pliant Corporation International; (ii) Pliant Film Products of Mexico, Inc.; (iii) Pliant Packaging of Canada, LLC; (iv) Uniplast Holdings, Inc.; (v) Uniplast U.S., Inc.; and (vi) Uniplast Industries Co.

     1.59 First Lien Notes Indenture Trustee means the trustee under the First Lien Notes Indenture.
     1.60 First Lien Notes Indenture Trustee Claims means all Claims of the First Lien Notes Indenture Trustee for reasonable fees and expenses under the terms of the First Lien Notes Indenture (including, but not limited to, the reasonable fees, costs and expenses incurred by the First Lien Notes Indenture Trustee’s professionals).
     1.61 General Unsecured Claims means all Claims against the Debtors that do not constitute Administrative Expense Claims, DIP Facility Claims, Priority Tax Claims, Priority Non-Tax Claims, Other Secured Claims, Prepetition Credit Facility Claims, First Lien Notes Claims, Second Lien Notes Claims, Senior Subordinated Notes Claims, Intercompany Claims, Section 510(b) Claims or Small Claims. General Unsecured Claims shall not include Claims that are disallowed or released, whether by operation of law or pursuant to order of the Bankruptcy Court, written release or settlement, the provisions of this Plan or otherwise.
     1.62 Holder means an entity holding a Claim or Interest.
     1.63 Impaired means “impaired” within the meaning of section 1124 of the Bankruptcy Code.
     1.64 include or including means “including, without limitation”.
     1.65 Indenture(s) means, individually or collectively, the First Lien Notes Indenture, the Second Lien Notes Indenture and the Senior Subordinated Notes Indenture.
     1.66 Indenture Trustee(s) means, individually or collectively, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee and the Senior Subordinated Notes Indenture Trustee.
     1.67 Information Officer means RSM Richter Inc.
     1.68 Intercompany Claims means all prepetition Claims against any of the Debtors held by a Debtor or a Non-Debtor Affiliate.
     1.69 Intercreditor Agreement means the Amended and Restated Intercreditor Agreement, dated as of February 17, 2004, as amended, modified or supplemented from time to time, between Pliant, the collateral agent under the Revolving Credit Facility Agreement, the First Lien Notes Indenture Trustee and the Second Lien Notes Indenture Trustee.
     1.70 Interest means the legal, equitable, contractual and other rights of the Holders of Series AA Preferred Stock, Series M Preferred Stock, and Pliant Outstanding Common Stock Interests in Pliant.
     1.71 Interim Compensation Order means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professional Pursuant to §§ 105 and 33 entered by the Bankruptcy Court on March 10, 2009.

     1.72 Investor Group means Apollo and Berry and their respective affiliates, except as contemplated by the Reorganized Pliant Shareholders Agreement.
     1.73 Lien means, with respect to any interest in property, any mortgage, lien, pledge, charge, security interest, easement or encumbrance of any kind whatsoever affecting such interest in property.
     1.74 Litigation Claims means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown that any Debtor or Estate may hold against any entity as of the Petition Date except any claim, right or cause of action pursuant to section 547 of the Bankruptcy Code.
     1.75 New Cash Commitment Amount means up to $193 million.
     1.76 New Common Stock means the shares of Reorganized Pliant common stock, par value $0.001 per share.
     1.77 New Preferred Stock means the shares of Reorganized Pliant Series A Cumulative Perpetual Redeemable Preferred Stock, par value $0.01 per share having the terms, rights, obligations and preferences set forth in the Certificate of Designations.
     1.78 New Senior Secured Notes means the fixed-rate senior secured notes due 2015 bearing an interest rate of 11 1/2 % per annum, pursuant to the New Senior Secured Notes Indenture.
     1.79 New Senior Secured Notes Indenture means an indenture in substantially the form of Exhibit 1.79 (as such indenture may be amended, supplemented, and modified from time to time) to be entered into among Reorganized Pliant, as issuer, and an indenture trustee, including all agreements, documents, notes, instruments, and any other agreements delivered thereto or in connection therewith, in connection with the issuance of the New Senior Secured Notes.
     1.80 Noteholder(s) means, individually or collectively, Holders of First Lien Notes, Second Lien Notes and/or Senior Subordinated Notes.
     1.81 Non-Debtor Affiliate means, individually or collectively, Aspen Industrial, S.A. de C.V., Jacinto Mexico, S.A. de C.V., Pliant de Mexico S.A. de C.V., Pliant Corporation Pty. Ltd., and Pliant Film Products GmbH.
     1.82 Non-Investor Group Holder means a holder of New Common Stock not belonging in the Investor Group.
     1.83 Official Committee means the official committee of unsecured creditors appointed by the U.S. Trustee pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

     1.84 Official Committee Advisors means Lowenstein Sandler, P.C. , Mesirow Financial Consulting, LLC and Polsinelli Shugart PC.
     1.85 Official Committee Advisors Claims means all Claims for the reasonable fees and expenses incurred by the Official Committee Advisors, in each case pursuant to the terms of their respective engagement letters.
     1.86 Other Secured Claim means a Secured Claim, other than an Administrative Expense Claim, a DIP Credit Facility Claim, a Prepetition Credit Facility Claim, and a First Lien Notes Claim.
     1.87 Pension Plans means the Pliant Corporation Defined Benefit Pension Plan, the Pliant Corporation Hourly Employees’ Pension Plan for Chippewa Falls Plant, and the Retirement Plan for the Salaried Employees of Pliant Corporation of Canada Ltd.
     1.88 Petition Date means February 11, 2009, the date on which the Debtors commenced their Chapter 11 Cases.
     1.89 Plan means this chapter 11 plan of reorganization, including Exhibits and all supplements, appendices and schedules thereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.
     1.90 Plan Supplement means the supplement to this Plan in form and substance satisfactory to the Proponents Filed with the Bankruptcy Court not later than ten Business Days prior to the Confirmation Date for the purposes specified in this Plan.
     1.91 Pliant means Pliant Corporation, a Delaware corporation, debtor-in-possession in these Chapter 11 Cases pending in the Bankruptcy Court.
     1.92 Pliant Outstanding Common Stock means the issued and outstanding common stock of Pliant as of the Petition Date.
     1.93 Pliant Outstanding Common Stock Interests means any Claim or Interest attributable to ownership of Pliant Outstanding Common Stock and all other unissued or authorized shares of Pliant’s common stock as of the Petition Date, whether or not transferable, and all options or rights of any kind or nature providing for or otherwise evidencing ownership Interests in Pliant (whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed), or any right of any kind or nature (contractual, legal, equitable or otherwise) to purchase or acquire any such Pliant Outstanding Common Stock at any time and all rights arising with respect thereto.
     1.94 Pliant Preferred Stock Interests means any Claim or Interest attributable to ownership of shares of Series AA Preferred Stock or Series M Preferred Stock, or any other series of preferred stock issued by Pliant and outstanding on the Petition Date.

     1.95 Prepetition Credit Facility means collectively, (a) that certain Working Capital Credit Agreement, among Pliant, Uniplast Holdings, Inc., Uniplast United States, Inc., Pliant Corporation Pty Ltd., Pliant Film Products GmbH and Aspen Industrial, S.A. de C.V., as borrowers, the lender parties thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager, as amended and restated from time to time and (b) that certain Fixed Asset Credit Agreement, among Pliant Corporation Pty Ltd., Pliant Corporation of Canada Ltd., Pliant Film Products GmbH and Aspen Industrial, S.A. de C.V., as borrowers, the lender parties thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager.
     1.96 Prepetition Credit Facility Claim means any Claim (a) arising under or evidenced by the Prepetition Credit Facility and related documents and (b) pursuant to section 507(b) of the Bankruptcy Code granted to the agent or the lenders under the Prepetition Credit Facility pursuant to the terms of the Final DIP Order; provided, however, that any claim for a prepayment premium or penalty that may be asserted in respect of the Prepetition Credit Facility will be payable only if, and to the extent, Allowed by a Final Order.
     1.97 Prepetition Credit Facility Parties means, collectively, the Lenders, the Administrative Agents, the Issuing Banks, the Arrangers and each of the other Secured Parties (each, as defined in the Prepetition Credit Facility).
     1.98 Priority Non-Tax Claims means any Claim other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.
     1.99 Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.
     1.100 Proponents means Apollo and the Debtors.
     1.101 Pro Rata means that proportion that a Claim or Interest in a particular Class bears to the aggregate amount of all Claims or Interests in such Class except in cases where Pro Rata is used in reference to multiple Classes, in which case, Pro Rata means the proportion that a Claim or Interest in a particular Class bears to the aggregate amount of all Claims in such multiple Classes.
     1.102 Record Date means the Effective Date or such other date as may be designated in the Confirmation Order.
     1.103 Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Holder of such Claim, or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than the debtor or an insider) for any pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Holder of such Claim.
     1.104 Released Parties means (a) the Debtors, (b) the Non-Debtor Affiliates, (c) the Official Committee and its members or affiliates, (d) the Ad Hoc Committee of First Lien Noteholders and its members or affiliates, (e) the Indenture Trustees, (f) the Prepetition Credit Facility Parties and their successors and assigns, (g) the DIP Facility Lenders, the DIP Facility Agent and their successors and assigns, (h) Apollo and its affiliates, (i) Berry and its affiliates, (j) the present and former directors, officers and employees of the Debtors and the Non-Debtor Affiliates who were serving in such capacity on or after the Petition Date, and (k) any attorneys, financial advisors, investment bankers, accountants, consultants, or other professionals of the parties described in clauses (a) through (k) hereof, in each case solely in their capacities as such; provided, however, that such attorneys and professional advisors shall only include those that provided services related to the Chapter 11 Cases, the CCAA Proceedings, and the transactions contemplated by this Plan, and (l) the directors, officers, partners, members, representatives and employees of the parties described in clauses (a) through (k) hereof.
     1.105 Reorganized Debtors means the reorganized Debtors or any successors thereto by merger, consolidation or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on the Effective Date in accordance with this Plan.
     1.106 Reorganized Pliant means the reorganized Pliant or any successors thereto by merger, consolidation or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on the Effective Date in accordance with this Plan.
     1.107 Reorganized Pliant Shareholders Agreement means a shareholders agreement among Reorganized Pliant and all of the holders of New Common Stock pursuant to Section 5.2 of this Plan. The Reorganized Pliant Shareholders Agreement shall be substantially in the form attached as Exhibit 5.2(e) to this Plan and shall be in form and substance reasonably acceptable to Apollo.
     1.108 Rights means the subscription rights to purchase shares of New Common Stock in connection with the Rights Offering at a price equal to the Rights Strike Price per share of New Common Stock.
     1.109 Rights Allocation means the Rights offered pursuant to the Rights Offering other than the Minimum Rights issued to Apollo or its designated affiliate(s) pursuant to Section 5.2(f) hereto.

     1.110 Rights Offering means the offering of Rights to purchase up to a number of shares of New Common Stock representing 75%2 on a fully diluted basis of the New Common Stock to be issued by Reorganized Pliant pursuant to the Plan, for an aggregate purchase price equal to the Aggregate Rights Strike Price.
     1.111 Rights Strike Price means an amount equal to (a) the Aggregate Rights Strike Price divided by (b) the maximum number of shares of New Common Stock to be issued pursuant to the Rights Offering.
     1.112 Second Lien Notes means the 11-1/8% senior secured notes due 2009 issued under the Second Lien Notes Indenture in the aggregate principal amount of $250,000,000.
     1.113 Second Lien Notes Indenture Trustee means the trustee under the Second Lien Notes Indenture.
     1.114 Second Lien Notes Indenture Trustee Claims means all Claims of the Second Lien Notes Indenture Trustee for reasonable fees and expenses under the terms of the Second Lien Notes Indenture (including, but not limited to, the reasonable fees, costs and expenses incurred by the Second Lien Notes Indenture Trustee’s professionals)
     1.115 Second Lien Notes Claims means all Claims arising under or evidenced by the Second Lien Notes or the Second Lien Notes Indenture and related documents other than the Second Lien Notes Indenture Trustee Claims.
     1.116 Second Lien Notes Indenture means that certain Indenture dated as of May 30, 2003, as amended and restated or modified from time to time, among Pliant, as issuer, and Wilmington Trust Company, as initial indenture trustee, and succeeded by Wells Fargo Bank, National Association, as successor indenture trustee, including all agreements, documents, notes, instruments, and any other agreements delivered thereto or in connection therewith. The guarantors of indebtedness under the Second Lien Notes Indenture are (a) Pliant Corporation International; (b) Pliant Film Products of Mexico, Inc.; (c) Pliant Packaging of Canada, LLC; (d) Pliant Solutions Corporation; (e) Uniplast Holdings, Inc.; and (f) Uniplast U.S., Inc.
     1.117 Section 510(b) Claim means a Claim against any Debtor that is subordinated, or subject to subordination, pursuant to section 510(b) of the Bankruptcy Code, including a Claim arising from rescission of a purchase or sale of a security of a Debtor or an affiliate of a Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.
     1.118 Secured Claim means a Claim secured by a Lien on collateral to the extent of the value of such collateral (a) as set forth in this Plan, (b) as agreed to by the Holder of such Claim and the Debtors with Apollo Consent or (c) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

[2]	Such shares of New Common Stock may be subject to dilution in the event Reorganized Pliant issues management compensatory stock options or other compensatory awards denominated in shares of New Common Stock.

     1.119 Senior Subordinated Notes means the means the 18% Senior Subordinated Notes due 2012 issued under the Senior Subordinated Notes Indenture in an aggregate principal amount of $24 million.
     1.120 Senior Subordinated Notes Claim means a Claim arising under or evidenced by the Senior Subordinated Notes Indenture and related documents, other than the Claims of the Senior Subordinated Notes Indenture Trustee.
     1.121 Senior Subordinated Notes Indenture means that certain Indenture, dated as of June 14, 2007, among Pliant, certain subsidiaries of Pliant and The Bank of New York Trust Company, N.A., as trustee, with respect to the issuance on such date of the Senior Subordinated Notes.
     1.122 Senior Subordinated Notes Indenture Trustee means the trustee under the Senior Subordinated Notes Indenture.
     1.123 Senior Subordinated Notes Indenture Trustee Claims means all Claims of the Senior Subordinated Notes Indenture Trustee for reasonable fees and expenses under the terms of the Senior Subordinated Notes Indenture (including, but not limited to, the reasonable fees, costs and expenses incurred by the Senior Subordinated Notes Indenture Trustee’s professionals).
     1.124 Series AA Preferred Stock means the shares of Series AA Exchangeable Redeemable Preferred Stock authorized pursuant to the 2006 Certificate of Incorporation.
     1.125 Series AA Registration Rights Agreement means that certain Registration Rights Agreement, dated as of July 18, 2006, among Pliant Corporation and Holders of Series AA Preferred Stock.
     1.126 Series M Preferred Stock means the shares of Series M Preferred Stock authorized pursuant to the 2006 Certificate of Incorporation.
     1.127 Small Claim means any Claim against the Debtors that is not an Administrative Expense Claim, a DIP Facility Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Prepetition Credit Facility Claim, a First Lien Notes Claim, a Second Lien Notes Claim, a Senior Subordinated Notes Claim, an Intercompany Claim or a Section 510(b) Claim, is of an amount that is (i) in an amount equal to or less than $3,000 or (ii) in an amount that has been reduced to $3,000 pursuant to a Small Claims Class Election made by the Holder of such Claim, and has not been disallowed or released, whether by operation of law or pursuant to order of the Bankruptcy Court, written release or settlement, the provisions of this Plan or otherwise.
     1.128 Small Claims Class Election means an irrevocable election made on the Ballot by the Holder of a Claim that would otherwise be a General Unsecured Claim in an amount greater than $3,000 to reduce such Claim to $3,000.

     1.129 Stockholders Agreement means that certain Stockholders Agreement dated July 18, 2006 with respect to the Pliant Outstanding Common Stock.
     1.130 Subsidiary Interests means, collectively, all of the issued and outstanding shares of stock or membership interests of the Subsidiary Debtors, existing prior to the Effective Date, which stock and interests are owned, directly or indirectly, by Pliant.
     1.131 Subsidiary Debtors means, collectively, Pliant Corporation International, Uniplast Holdings, Inc., Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Alliant Company LLC, Uniplast U.S., Inc., Uniplast Industries Co., and Pliant Corporation of Canada Ltd.
     1.132 Unimpaired means with respect to a Claim or Interest that such Claim or Interest is not Impaired as a result of being either (a) Reinstated or (b) paid in full in Cash under this Plan.
     B. Rules of Interpretation. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document, schedule or exhibit Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified, or supplemented pursuant to this Plan; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to this Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time; (f) the words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection or clause contained in this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to the provisions of any contract, certificates or articles of incorporation, by-laws, instruments, releases, or other agreements or documents entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (j) in computing any period of time prescribed or allowed by this Plan, the provision of Bankruptcy Rule 9006(a) will apply.
     C. Exhibits and Plan Supplement. All Exhibits as well as the Plan Supplement, are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits and Plan Supplement shall be timely Filed in accordance with this Plan. Holders of Claims and Interests may obtain a copy of the Filed Exhibits and Plan Supplement upon written request to the Proponents. Upon their Filing, the Exhibits and Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. The documents contained in the Exhibits and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.
ARTICLE II
CLASSIFICATION OF CLAIMS AND INTERESTS
          All Claims and Interests, except Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims, as described below, have not been classified.
          This Plan constitutes a single plan of reorganization for all Debtors. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest qualifies within the description of such Class and is in a different Class to the extent that it qualifies within the description of such different Class, but the same portion of a Claim may not be in more than one Class. A Claim or Interest is also placed in a particular Class for all purposes, including voting, confirmation and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.
     2.1 Unclassified Claims. The following Claims are Unimpaired by this Plan.
(a) Administrative Expense Claims.
(b) DIP Facility Claims.
(c) Priority Tax Claims.
     2.2 Classes of Claims.
(a) Class 1: Priority Non-Tax Claims. Class 1 consists of all Priority Non-Tax Claims against each applicable Debtor. Claims in Class 1 are Unimpaired. Holders of Claims in Class 1 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.
(b) Class 2: Other Secured Claims. Class 2 consists of all Other Secured Claims against each applicable Debtor. Claims in Class 2 are Unimpaired. Holders of Claims in Class 2 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.
(c) Class 3: Prepetition Credit Facility Claims. Class 3 consists of all Prepetition Credit Facility Claims against each applicable Debtor. Claims in Class 3 are Unimpaired. Holders of Claims in Class 3 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(d) Class 4: First Lien Notes Claims. Class 4 consists of First Lien Notes Claims against each applicable Debtor. Claims in Class 4 are Impaired. Holders of Claims in Class 4 are entitled to vote to accept or reject the Plan.
(e) Class 5: Second Lien Notes Claims. Class 5 consists of Second Lien Notes Claims against each applicable Debtor. Claims in Class 5 are Impaired. Holders of Claims in Class 5 are entitled to vote to accept or reject the Plan.
(f) Class 6: General Unsecured Claims. Class 6 consists of all General Unsecured Claims against each applicable Debtor. Claims in Class 6 are Impaired. Holders of Claims in Class 6 are entitled to vote to accept or reject the Plan.
(g) Class 7: Senior Subordinated Notes Claims. Class 7 consists of all Senior Subordinated Notes Claims against each applicable Debtor. Claims in Class 7 are Impaired. Holders of Claims in Class 7 will be deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.
(h) Class 8: Small Claims. Class 8 consists of all Small Claims against each applicable Debtor. Claims in Class 8 are Unimpaired. Holders of Claims in Class 8 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.
(i) Class 9: Intercompany Claims. Class 9 consists of the Intercompany Claims against each applicable Debtor. Claims in Class 9 are Unimpaired. Holders of Claims in Class 9 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.
(j) Class 10: Section 510(b) Claims. Class 10 consists of all Section 510(b) Claims. Claims in Class 10 are Impaired. Holders of Claims in Class 10 will be deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.
     2.3 Classes of Interests.
(a) Class 11: Pliant Preferred Stock Interests. Class 11 consists of all Interests directly arising from, under, or relating in any way to, the Pliant Preferred Stock Interests, and all Claims arising out of or relating thereto. Interests in Class 11 are Impaired. Holders of Interests in Class 11 will be deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.
(b) Class 12: Pliant Outstanding Common Stock Interests. Class 12 consists of all Interests directly arising from, under, or relating in any way to, the Pliant Outstanding Common Stock Interests, and all Claims arising out of or relating thereto. Interests in Class 12 are Impaired. Holders of Interests in Class 12 will be deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

(c) Class 13: Subsidiary Interests. Class 13 consists of all Interests directly arising from, under, or relating in any way to, the Subsidiary Interests, and all Claims arising out of or relating thereto. Interests in Class 13 are Unimpaired. Holders of Interests in Class 13 will be deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.
ARTICLE III
TREATMENT OF CLAIMS AND INTERESTS
     3.1 Unclassified Claims.
(a) Administrative Expense Claims. Each Holder of an Allowed Administrative Expense Claim will receive payment in full in Cash of the unpaid portion of such Allowed Administrative Expense Claim: (i) in the case of the Ad Hoc Committee Advisors, payment in the ordinary course of business (without the requirement to file a fee application with the Bankruptcy Court), but no later than the Effective Date, of the Ad Hoc Committee Advisor Claims; (ii) in the case of other professional advisors, subject to the provisions of sections 328, 330, 331 and 503(b) of the Bankruptcy Code and the Interim Compensation Order, as soon as practicable after Bankruptcy Court approval thereof; (iii) in the cases of the Indenture Trustees, (A) payment in the ordinary course of business (subject to the Proponents’ prior receipt of invoices and reasonable and customary documentation in connection therewith and without the requirement to File a fee application with the Bankruptcy Court) but no later than the Effective Date, of the First Lien Notes Indenture Trustee Claims, the Second Lien Notes Indenture Trustee Claims and the Senior Subordinated Notes Indenture Trustee Claims, as applicable, provided, that such fees, costs and expenses are reimbursable under the terms of the applicable Indenture, and (B) payment in the ordinary course of business (subject to the Proponents’ prior receipt of invoices and reasonable documentation in connection therewith) of all reasonable fees, costs, and expenses incurred by the Indenture Trustees after the Effective Date in connection with the distributions required pursuant to Sections 5.2 and 5.7 of this Plan or the implementation of any provisions of this Plan; and (iv) with respect to each other Allowed Administrative Expense Claim, at the later to occur of: (1) on the Effective Date, (2) on the date upon which such Administrative Expense Claim becomes an Allowed Claim, (3) in the ordinary course of business as such claims become due; provided, however, that Administrative Expense Claims not yet due or that represent obligations incurred by the Debtors in the ordinary course of their business during these Chapter 11 Cases, or assumed by the Debtors during these Chapter 11 Cases, shall be paid or performed when due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations, or (4) on such other date as may be agreed upon between the Holder of such Allowed Administrative Expense Claim and the Debtors, with Apollo Consent. In the event that the Reogranized Debtors are unable to resolve a dispute with respect to an Indenture Trustee fee claim, the Indenture Trustee may, in its sole discretion, elect to (i) submit any such dispute to the Bankruptcy Court for resolution or (ii) to the extent entitled to do so under the terms of the relevant agreements and applicable law, assert any of its Charging Lien to obtain payment of such disputed amount. Nothwithstanding the foregoing and anything contained in the Plan, nothing herein shall impair, waive, extinguish or negatively impact a Charging Lien.
(b) DIP Facility Claims. On the Effective Date, all Allowed DIP Facility Claims shall be paid in full in Cash from the Exit Facility, and the Commitments (as defined in the DIP Facility Agreement) under the DIP Facility Agreement shall be cancelled. Notwithstanding anything to the contrary herein, the Liens and security interests securing the DIP Facility Claims shall continue in full force and effect until the DIP Facility Claims have been paid in full in Cash.
(c) Priority Tax Claims. The legal and equitable rights of the Holders of Priority Tax Claims are Unimpaired by this Plan. On or as soon as reasonably practicable after (i) the Effective Date if such Priority Tax Claim is an Allowed Priority Tax Claim or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, at the election of the Debtors: (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other treatment as to which the Debtors, with Apollo Consent, or the Reorganized Debtors and the Holder of such Allowed Priority Tax Claims shall have agreed upon in writing; or (C) such Claim will be otherwise treated in any other manner such that it will not be Impaired; provided, however, that any Allowed Priority Tax Claim not due and owing on the Effective Date will be paid when such Claim becomes due and owing.
     3.2 Classes of Claims. On the Effective Date, as soon as practicable after the Effective Date, or as otherwise specified herein, each Holder of an Allowed Claim shall receive as follows:
(a) Class 1: Priority Non-Tax Claims. Each Holder of an Allowed Priority Non-Tax Claim shall have its Claim Reinstated.
(b) Class 2: Other Secured Claims. Each Holder of an Allowed Other Secured Claim shall have its Claim Reinstated.
(c) Class 3: Prepetition Credit Facility Claims. Each Holder of an Allowed Prepetition Credit Facility Claim shall be paid in full in Cash on the Effective Date from the proceeds of the Exit Facility (to the extent unpaid prior to the Effective Date pursuant to the terms of the Final DIP Order or otherwise), including, without limitation, all unpaid interest accrued at the contract default rate and any unpaid professional fees and reasonable expenses, as provided for in the Prepetition Credit Facility; provided, however, that, as set forth in the Final DIP Order, payment of unpaid interest accrued at the contract default rate shall be subject in all respects to the rights of the Debtors, the Committee and any other party-in-interest to challenge the payment of such interest subject to section 506 of the Bankruptcy Code. In addition, on the Effective Date, any unexpired letters of credit outstanding under the Prepetition Credit Facility shall be either (i) returned to the Prepetition Credit Facility Administrative Agent undrawn and marked canceled, (ii) collateralized with Cash in an amount equal to 105% of the Face Amount thereof, or (iii) collateralized with back-to-back letters of credit from an issuer reasonably satisfactory to the Prepetition Credit Facility Administrative Agent in an amount equal to 105% of the Face Amount thereof.
(d) Class 4: First Lien Notes Claims. The First Lien Notes Claims shall be deemed Allowed in full as of the Effective Date and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in aggregate amount equal to $393.8 million.
Each Holder of an Allowed First Lien Notes Claim shall receive in full and complete settlement, release and discharge of such Claim (including any Administrative Expense Claim asserted by such Holder under the terms of the Final DIP Order or otherwise) its Pro Rata share of (i) $100.0 million in Cash and (ii) $250.0 million of New Senior Secured Notes.
On the Effective Date, all First Lien Notes Claims arising under any guaranty provided by any Subsidiary Debtor shall be released, extinguished and discharged. In consideration of the treatment afforded to Holders of First Lien Notes Claims as set forth herein, all First Lien Notes Claims arising under guaranty agreements shall receive no additional distribution under the Plan on account of any such guaranty claims.
(e) Class 5: Second Lien Notes Claims. Claims in Class 5 shall be deemed Allowed as of the Effective Date in the aggregate amount equal to the outstanding principal of the Second Lien Notes plus the outstanding interest accrued thereon prior to the Petition Date. Except as otherwise provided in the Plan, each Holder of an Allowed Second Lien Notes Claim shall receive, in full and complete settlement, release and discharge of such Claim (including any Administrative Expense Claim asserted by such Holder under the terms of Final DIP Order), on the Distribution Date, in respect of each $1,000 of Allowed Second Lien Notes Claims, at the Holder’s option, either (a) $87.50 in Cash and $87.50 in liquidation preference of New Preferred Stock, if such Holder elects to receive Cash and New Preferred Stock or if no election is made by a Holder on the Ballot, or (b) a Pro Rata share of the Rights Allocation if such Holders elect to receive Rights.
On the Effective Date, all Second Lien Notes Claims arising under any guaranty provided by any Subsidiary Debtor shall be released, extinguished and discharged. In consideration of the treatment afforded to Holders of Second Lien Notes Claims as set forth herein, all Second Lien Notes Claims arising under guaranty agreements shall receive no additional distribution under the Plan on account of any such guaranty claims.
(f) Class 6: General Unsecured Claims. Except as otherwise provided in the Plan, each Holder of an Allowed General Unsecured Claim shall receive, in full satisfaction, settlement and release of and in exchange for such Allowed General Unsecured Claim, on or as soon as reasonably practicable after the latest of (i) the Distribution Date, (ii) the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, or the (iii) the date on which such General Unsecured Claim becomes due and payable pursuant to any agreement for which Apollo Consent has been received, between a Debtor and a Holder of an Allowed General Unsecured Claim, an amount in Cash equal to $0.175 in respect of each dollar of such Allowed General Unsecured Claim from the proceeds of the Rights Offering.
(g) Class 7: Senior Subordinated Notes Claims. On the Effective Date, all Senior Subordinated Notes Claims shall be extinguished and shall not receive or retain any property under this Plan on account of such Senior Subordinated Notes Claims.
On the Effective Date, all Senior Subordinated Notes Claims arising under any guaranty provided by any Subsidiary Debtor shall be released, extinguished and discharged. All Senior Subordinated Notes Claims arising under guaranty agreements shall receive no distribution under the Plan on account of any such guaranty claims.
(h) Class 8: Small Claims. Each Holder of Allowed Small Claims shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Small Claim, Cash in an amount equal to the Face Amount of such Small Claim on, or as soon as reasonably practicable after the latest of (i) the Distribution Date, (ii) the date on which such Small Claim becomes an Allowed Small Claim, or the (iii) the date on which such Small Claim becomes due and payable pursuant to any agreement between a Debtor and a Holder of a Small Claim.
(i) Class 9: Intercompany Claims. On the Effective Date, at the option of the Reorganized Debtors, all Intercompany Claims shall either be (i) Reinstated, in full or in part, or (ii) discharged and extinguished, in full or in part, in which case such discharged and extinguished portion shall be eliminated and the Holders thereof shall not be entitled to, and shall not receive or retain, any property or interest on account of such portion under this Plan, provided, however, that prior to such discharge and extinguishment such Intercompany Claims may be contributed to capital, transferred, setoff or subject to any other arrangement at the option of the Reorganized Debtors. Any and all Intercompany Claims, or portions thereof, being extinguished and, to the extent, if any, such Claims are being contributed to capital or treated in another manner as permitted herein, are set forth in Exhibit 3.2(i) to this Plan, to be Filed with the Plan Supplement.
(j) Class 10: Section 510(b) Claims. On the Effective Date, all Section 510(b) Claims shall be extinguished and no Holder thereof shall receive or retain any property under this Plan on account of such Section 510(b) Claim.
     3.3 Classes of Interests. On the Effective Date, or as soon as practicable after the Effective Date, each Holder of an Allowed Interest shall receive as follows:
(a) Class 11: Pliant Preferred Stock Interests. Each Holder of a Preferred Stock Interest shall have its Interest cancelled, annulled and extinguished on the Effective Date, and the Holders of Pliant Preferred Stock Interests shall not receive or retain any property under this Plan on account of such Pliant Preferred Stock Interests.
(b) Class 12: Pliant Outstanding Common Stock Interests. Each Holder of a Pliant Outstanding Common Stock Interest shall have its Interest cancelled, annulled and extinguished on the Effective Date, and the Holders of Pliant Outstanding Common Stock Interests shall not receive or retain any property under this Plan on account of such Pliant Outstanding Common Stock Interests.
(c) Class 13: Subsidiary Interests. Reorganized Pliant and the other Reorganized Debtors shall retain their Subsidiary Interests.
     3.4 Special Provision Regarding Unimpaired Claims. Except as otherwise explicitly provided in this Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.
ARTICLE IV
ACCEPTANCE OR REJECTION OF THE PLAN
     4.1 Acceptance by an Impaired Class. In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan. In accordance with section 1126(d) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted this Plan if this Plan is accepted by Holders of at least two-thirds (2/3) in amount of Allowed Interests of such Class that have timely and properly voted to accept or reject this Plan.

     4.2 Presumed Acceptances by Unimpaired Classes. Classes 1, 2, 3, 8, 9 and 13 are Unimpaired by this Plan. Under section 1126(f) of the Bankruptcy Code, Holders of such Claims are conclusively presumed to accept this Plan, and thus the votes of the Holders of such Claims will not be solicited.
     4.3 Presumed Rejection by Impaired Classes. Classes 7, 10, 11 and 12 are Impaired by this Plan, and Holders of Claims and Interests in Classes 7, 10, 11 and 12 will not receive or retain any property under this Plan on account of such Claims and Interests. Under section 1126(g) of the Bankruptcy Code, Holders of such Claims and Interests are conclusively presumed to reject this Plan, and thus the votes of the Holders of such Interests will not be solicited.
     4.4 Summary of Classes Voting on this Plan. As a result of the provisions of Sections 4.1, 4.2 and 4.3 of this Plan, only the votes of Holders of Claims in Classes 4, 5 and 6 will be solicited with respect to this Plan.
ARTICLE V
MEANS FOR IMPLEMENTATION OF THE PLAN
     5.1 Non-Substantive Consolidation. The Plan is a joint plan that does not provide for substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for purposes hereof. Except as specifically set forth herein, nothing in this Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor. Additionally, claimants holding Claims against multiple Debtors, to the extent Allowed in each Debtor’s case, will be treated as a separate claim against each Debtor’s Estate, provided, however, that no Holder shall be entitled to receive more than payment in full of its Allowed Claim (plus postpetition interest, if and to the extent provided in this Plan), and such Claims will be administered and treated in the manner provided in this Plan.
     5.2 Reorganized Pliant Securities
(a) Issuance of Reorganized Pliant Common Stock. On the Distribution Date, Reorganized Pliant shall issue shares of New Common Stock to (a) Berry or its designated subsidiary(ies), (b) Apollo or its designated affiliate(s) (either as a result of the exercise of Rights pursuant to the Rights Offering or pursuant to the Backstop Commitment Agreement, as applicable) and (c) each Holder of Second Lien Notes Claims that elected to receive its Pro Rata share of the Rights Allocation that exercises its Rights, in each case, pursuant to the Plan. The New Common Stock shall initially not be registered under the Securities Act of 1933, as amended, and shall not be listed for public trading on any securities exchange, but the holders of the New Common Stock shall have certain registration rights pursuant to the Reorganized Pliant Shareholders Agreement. Distribution of such New Common Stock shall be made by delivery of one or more certificates representing such shares as described herein or made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable, as provided in Section 6.5 hereof. The Certificate of Incorporation, substantially in the form of Exhibit 5.2(a)(1) to this Plan, to be Filed with the Plan Supplement, sets forth the rights and preferences of the New Common Stock.
(b) Issuance of Reorganized Pliant Preferred Stock. On the Distribution Date, Reorganized Pliant shall issue shares of New Preferred Stock to each Holder of Second Lien Notes Claims that did not elect to receive its Pro Rata share of the Rights Allocation. The New Preferred Stock will not be registered under the Securities Act of 1933, as amended, and shall not be listed for public trading on any securities exchange. Distribution of such New Preferred Stock shall be made by delivery of one or more certificates representing such shares as described herein or made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable, as provided in Section 6.5 hereof. The Certificate of Designations, substantially in the form of Exhibit 5.2(b) to this Plan sets forth the rights and preferences of the New Preferred Stock.
(c) Issuance of New Senior Secured Notes. On the Distribution Date, Reorganized Pliant shall issue New Senior Secured Notes to Holders of First Lien Notes Claims pursuant to the Plan. The New Senior Secured Notes initially will not be registered under the Securities Act of 1933, as amended, and shall not be listed for public trading on any securities exchange. The holders of the New Senior Secured Notes shall have certain registration rights pursuant to a registration rights agreement with Reorganized Pliant, the terms of which will be disclosed in Exhibit 5.2(c) to this Plan to be Filed three (3) Business Days prior to the objection deadline established with respect to the Disclosure Statement. On the Effective Date, Reorganized Pliant and all of the holders of New Senior Secured Notes shall enter into the New Senior Secured Note Registation Rights Agreement substantially in the form set forth in Exhibit 5.2(c), without the need for execution by any party thereto other than Reorganized Pliant. The New Senior Secured Note Registration Rights Agreement shall be binding on all parties receiving or subscribing for, and all holders of, New Senior Secured Notes regardless of whether such parties execute the New Senior Secured Note Registration Rights Agreement. Distribution of such New Senior Secured Notes shall be made by delivery of one or more certificates representing such securities as described herein or made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable, as provided in Section 6.5 hereof.
(d) Contribution of Berry Assets and Entrance into Intercompany Services Agreement. On the Effective Date, Reorganized Pliant and Berry shall enter into the Intercompany Services Agreement, substantially in the form set forth in Exhibit 5.2(d) to this Plan, and Berry shall contribute, or cause the contribution of, the Berry Assets, as set forth in Exhibit 1.18 to this Plan, to the applicable Reorganized Debtors in exchange for (a) the issuance to Berry or its designated subsidiary(ies) of 20% of the New Common Stock that is to be issued by Reorganized Pliant in the aggregate on a fully-diluted basis and (b) subject to the satisfaction of certain performance-based thresholds, the obligation to issue to Berry or its designated subsidiary(ies) additional shares of New Common Stock representing 5% of the New Common Stock on a fully diluted basis. Holders of New Common Stock issued pursuant to the preceding sentence shall be subject to the Reorganized Pliant Shareholders Agreement. Berry may allocate a portion of the New Common Stock that it receives as incentive compensation to Berry Management in the form of stock options or other types of equity compensation awards.
(e) Reorganized Pliant Shareholders Agreement. On the Effective Date, Reorganized Pliant and all of the holders of New Common Stock shall enter into the Reorganized Pliant Shareholders Agreement substantially in the form set forth in Exhibit 5.2(e), without the need for execution by any party thereto other than Reorganized Pliant. The Reorganized Pliant Shareholders Agreement shall be binding on all parties receiving or subscribing for, and all holders of, New Common Stock regardless of whether such parties execute the Reorganized Pliant Shareholders Agreement.
(f) Rights Offering. Each Holder of an Allowed Second Lien Notes Claim may elect, in lieu of receiving Cash and New Preferred Stock, to receive a Pro Rata share of the Rights Allocation, entitling such Holder to subscribe for shares of New Common Stock through the exercise of all or a portion of the Rights, by its election thereof on the Ballot and payment by the date instructed on the Ballot of the subscription price for each share subscribed for on exercise of the Rights. Apollo or its designated affiliate(s) shall receive Rights in the Rights Offering (the “Minimum Rights”) to purchase a number of shares of New Common Stock equal to the excess, if any, of (a) the number of shares representing 50.1% of the maximum number of shares of New Common Stock to be issued pursuant to the Rights Offering over (b) the number of shares of New Common Stock that Apollo or its designated affiliate(s) are entitled to subscribe for under the Rights received pursuant to Section 3.2(e) hereto. The Rights shall not be transferable. To the extent that any Rights remain unexercised after the expiration or termination of the Rights Offering, such Rights shall be deemed null and void and have no further value. Pursuant to the Backstop Commitment Agreement, Apollo has committed to purchase, or cause the purchase of, through its designated affiliate(s), all shares of New Common Stock that are not otherwise subscribed for in the Rights Offering at the same subscription price as under the Rights Offering, on the terms and conditions set forth in the Backstop Commitment Agreement. Apollo and its affiliates shall elect to receive Rights in respect of any Allowed Claims in Class 5 held by it or them and shall exercise all such Rights. The Rights Offering shall be administered as set forth in the Confirmation Order. Any Holder of an Allowed Second Lien Notes Claim that elects on the Ballot to receive Rights in the Rights Offering, in lieu of receiving Cash and New Preferred Stock, but that does not tender the subscription price by the date instructed on the Ballot shall forfeit its Right to subscribe for shares of New

Common Stock and shall receive no consideration in respect of its Claim, and Apollo or its affiliate(s) shall tender or cause the tendering of the unpaid subscription price pursuant to the Backstop Commitment Agreement without prejudice to any rights, claims or causes of action against such non-tendering Holder in respect of such failure to pay.
     5.3 Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors. After the Effective Date the Reorganized Debtors shall continue to exist as separate corporate entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws are to be amended pursuant to the terms of this Plan. Notwithstanding anything to the contrary in this Plan, the Reinstated Claims and Interests of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor following the Effective Date and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of this Plan, the Chapter 11 Cases, or otherwise. Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with this Plan, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.
     5.4 Corporate Governance, Directors, Officers and Corporate Action.
(a) Certificates or Articles of Incorporation and By-Laws. The certificates or articles of incorporation and by-laws of the Debtors shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation and by-laws as permitted by applicable law. In addition, prior to or on the Effective Date or as soon as reasonably practicable thereafter, the Certificate of Incorporation and By-Laws of Reorganized Pliant, substantially in the forms of Exhibits 5.2(a)(1) and 5.2(a)(2), respectively, to this Plan, shall go into effect and shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of the New Common Stock and New Preferred Stock.
(b) Directors and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy

Code, on the Effective Date, the initial directors and officers of Reorganized Pliant shall be the persons identified in Exhibit 5.4(b), to be Filed with the Plan Supplement. On the Effective Date, the board of directors of Reorganized Pliant shall have eight (8) members constituted as follows: (i) a majority of the directors shall be designated by the Investor Group Holders and (ii) the Non-Investor Group holders shall have the right to designate a whole number (rounding down) of directors to the Board that is closest to the product of the aggregate ownership percentage of Non-Investor Group Holders at such date and the authorized number of directors on the board at such date, provided that, the Non-Investor Group Holders shall have the right to designate at least one director to the board so long as the Non-Investor Group Holders collectively own in the aggregate at least 10% of the outstanding New Common Stock. Thereafter, the Certificate of Incorporation and the Reorganized Pliant Shareholders Agreement shall govern the designation of directors. In addition, the intended boards of directors of the other Reorganized Debtors shall consist of members of the board of directors of Reorganized Pliant, or such other persons as are designated by the board of directors of Reorganized Pliant. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Proponents will disclose in Exhibit 5.4(b), to be Filed with the Plan Supplement, the identity and affiliations of any person proposed to serve on the initial board of directors of Reorganized Pliant, and to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Certificate of Incorporation, the By-Laws, any other organizational documents of the Reorganized Debtors, and applicable law. Each member of the current board of directors of each of the Debtors will be deemed to have resigned on the Effective Date.
(c) Corporate Action. On the Effective Date, the adoption of the Certificate of Incorporation or similar organizational documents, the adoption of the By-Laws, the selection of directors and officers for Reorganized Pliant and each other Reorganized Debtor, and all other actions contemplated by this Plan shall be authorized and approved in all respects (subject to the provisions of this Plan). All matters provided for in this Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of Reorganized Pliant and/or the other Reorganized Debtors and members of the boards of directors of Reorganized Pliant and/or the other Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by this Plan in the name of and on behalf of the Reorganized Pliant and/or the other Reorganized Debtors.

     5.5 Cancellation of Notes, Instruments, Debentures, Preferred Stock, Pliant Outstanding Common Stock and Other Pliant Outstanding Common Stock Interests. On the Effective Date, except as otherwise provided for herein, all (a) First Lien Notes, Second Lien Notes, Senior Subordinated Notes, Series AA Preferred Stock, Series M Preferred Stock, Pliant Outstanding Common Stock Interests, and any other notes, bonds (with the exception of surety bonds outstanding), indentures (including the First Lien Notes Indenture, the Second Lien Notes Indenture and the Senior Subordinated Notes Indenture), stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor that relate to Claims or Interests that are Impaired under this Plan shall be cancelled, and (b) the obligations of the Debtors under any agreements, stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, indentures (including the First Lien Notes Indenture, the Second Lien Notes Indenture and the Senior Subordinated Notes Indenture) or certificates of designation governing the First Lien Notes, Second Lien Notes, Senior Subordinated Notes, Series AA Preferred Stock, Series M Preferred Stock, Pliant Outstanding Common Stock Interests, and any other notes, bonds, indentures, or other instruments or documents evidencing or creating any Claims or Interests against a Debtor that relate to Claims or Interests that are Impaired under this Plan shall be discharged; provided, however, that Pliant’s indemnification obligations with respect to the First Lien Notes Indenture Trustee under the First Lien Notes Indenture and the Second Lien Notes Indenture Trustee under the Second Lien Notes Indenture shall survive as contingent unsecured obligations having Administrative Claim status notwithstanding the cancellation of the First Lien Notes Indenture and the Second Lien Notes Indenture. Notwithstanding the foregoing and anything contained in the Plan, the First Lien Notes Indenture and Second Lien Notes Indenture and Senior Subordinated Notes Indenture shall continue in effect to the extent necessary to (i) allow the Reorganized Debtors and the applicable Indenture Trustees to make distributions pursuant to this Plan on account of First Lien Notes Claims and Second Lien Notes Claims under the respective Indentures and for the applicable Indenture Trustee to perform such other functions with respect thereto and (ii) permit the applicable Indenture Trustee to maintain or assert any Charging Lien it may have on distributions to Noteholders pursuant to the terms of the Plan and the applicable Indenture. Except as expressly provided in the Plan, neither the Debtors nor the Reorganized Debtors shall have any obligations to any Indenture Trustee for any fees, costs or expenses. As of the Effective Date, all Series AA Preferred Stock, Series M Preferred Stock, and Pliant Outstanding Common Stock Interests that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party. Nothwithstanding the foregoing and anything contained in the Plan, nothing herein shall impair, waive, extinguish or negatively impact a Charging Lien.
     5.6 Cancellation of Liens. Except as otherwise provided in the Plan, on the Effective Date, any Lien securing any Secured Claim (other than a Lien securing a Claim that is Reinstated pursuant to Section 3.2(b) hereof) shall be deemed released and the Holder of such Secured Claim shall be authorized and directed to release any collateral or other property of any Debtor (including any Cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases as may be requested by the Debtors (or the Reorganized Debtors, as the case may be).

     5.7 Issuance of New Securities and Related Matters.
(a) Issuance of New Securities. On the Distribution Date, Reorganized Pliant and the Reorganized Debtors shall issue all instruments, certificates and other documents, including the Rights, New Common Stock, New Preferred Stock and New Senior Secured Notes, required to be issued or distributed pursuant to this Plan (including the Rights Offering) without further act or action under applicable law, regulation, order or rule. The issuance of the Rights, New Common Stock, New Preferred Stock and the New Senior Secured Notes and the distribution thereof under this Plan shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code, and in the case of Apollo and its affiliates, and Berry or its designated subsidiary(ies), under Section 4(2) of the Securities Act of 1933, as amended and Regulation D. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of this Plan, including, without limitation, the Exit Facility Credit Agreement, Reorganized Pliant Shareholders Agreement, the Intercompany Services Agreement and any other agreement entered into in connection with the foregoing, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto.
(b) Distribution of the New Common Stock, New Preferred Stock and New Senior Secured Notes and Enforcement of the Reorganized Pliant Shareholders Agreement. On the Distribution Date, all New Senior Secured Notes to which any Holder of a Claim in Class 4 shall become entitled pursuant to this Plan and all the shares of the New Preferred Stock to which any Holder of a Claim in Class 5 not electing to receive Rights shall become entitled pursuant to this Plan, and all of the shares of the New Common Stock to which any Holder of a Claim in Class 5 electing to receive and exercising their Rights pursuant to the Rights Offering shall become entitled or to which Berry or its designated subsidiary(ies), and Apollo or its designated affiliate(s) shall receive, in each case, pursuant to this Plan, shall be issued in the name of such Holder or entity or DTC or its nominee or nominees in accordance with DTC’s book-entry exchange procedures, as contemplated by Section 6.6(b) hereof, subject to the terms and conditions of the Reorganized Pliant Shareholders Agreement (in the case of the New Common Stock), the Certificate of Designations (in the case of the New Preferred Stock), the New Senior Secured Notes Indenture and other related documents (in the case of the New Senior Secured Notes) and the other terms and conditions of this Plan. In the period after the Effective Date pending distribution of the New Senior Secured Note to any Holder of a Class 4 Claim, such Holder shall be bound by, have the benefit of and be entitled to enforce the terms and conditions of the New Senior Secured Note Indenture (to the extent applicable) and shall be entitled to receive any payments payable in respect of such Holder’s New Senior Secured Notes (including, receiving any proceeds of any permitted transfer of such New Senior Secured Notes), and to exercise all other rights in respect of the New Senior Secured Notes (so that such Holder shall be deemed for tax purposes to be the owner of the New Senior Secured Notes issued in the name of such Holder, as applicable). In the period after the Effective Date pending distribution of the New Preferred Stock to any Holder of a Class 5 Claim, such Holder shall be bound by, have the benefit of and be entitled to enforce the terms and conditions of the Certificate of Designations, and shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of such Holder’s New Preferred Stock (including, receiving any proceeds of any permitted transfer of such New Preferred Stock), and to exercise all other rights in respect of the New Preferred Stock (so that such Holder shall be deemed for tax purposes to be the owner of the New Preferred Stock issued in the name of such Holder, as applicable). In the period after the Effective Date pending distribution of the New Common Stock to any Holder of a Class 5 Claim who has elected to receive and properly exercised its Rights pursuant to the Rights Offering, to Berry or its designated subsdiary(ies), or to Apollo or its designated affiliate(s), such Holder or entity shall be bound by, have the benefit of and be entitled to enforce the terms and conditions of the Reorganized Pliant Shareholders Agreement (to the extent applicable) and shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of such Holder’s New Common Stock (including, receiving any proceeds of any permitted transfer of such New Common Stock), and to exercise all other rights in respect of the New Common Stock (so that such Holder or entity shall be deemed for tax purposes to be the owner of the New Common Stock issued in the name of such Holder or entity, as applicable).
     5.8 Exit Financing. On the Effective Date, without any requirement of further action by security holders or directors of the Debtors or the Reorganized Debtors, the Reorganized Debtors shall be authorized and directed to enter into the Exit Facility Credit Agreement, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of the Liens on the Exit Facility collateral.
     5.9 Sources of Cash for Plan Distributions. Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to this Plan may be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors, sales of assets, the proceeds of the Rights Offering or the Exit Facility Credit Agreement. The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated Cash management systems.
     5.10 Cram-Down. If any Impaired Class fails to accept this Plan by the requisite statutory majorities, the Proponents reserve the right (a) to confirm this Plan by a “cram-down” of such non-accepting Class pursuant to section 1129(b) of the Bankruptcy Code and (b) to propose any modifications to this Plan and to confirm this Plan as modified, without re-solicitation, to the extent permitted by the Bankruptcy Code.
     5.11 Reinstatement/Non-Impairment Authorized Under this Plan. On or prior to the Effective Date, the Debtors with Apollo Consent shall be authorized to take any such actions as may be necessary or appropriate to Reinstate Claims or Interests or render Claims or Interests not Impaired, as provided for under the Plan.
     5.12 Apollo Arrangement and Structuring Fee. In consideration of its services in structuring and arranging this Plan, Apollo Management VI, L.P. will receive, on the Effective Date, a $7.0 million fee and expects to receive an annual management fee thereafter on terms customary for Apollo portfolio companies.
     5.13 Comprehensive Settlement of Claims and Controversies. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims or controversies relating to the rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are in the best interests (a) of the Debtors, the Reorganized Debtors and their respective Estates and property, and (b) Claim and Interest Holders, and are fair, equitable and reasonable.
ARTICLE VI
PROVISIONS GOVERNING DISTRIBUTIONS
     6.1 Distributions for Claims or Interests Allowed as of the Distribution Date. Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed as of the Effective Date shall be made on the Distribution Date or as soon thereafter as is practicable. Notwithstanding the date on which any distribution of New Common Stock or New Preferred Stock is actually made to a Holder of a Claim that is an Allowed Claim on the Effective Date, as of the date of the distribution such Holder shall be deemed to have the rights of a Holder of such New Common Stock or New Preferred Stock, respectively, distributed as of the Effective Date. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day.
     6.2 Interest on Claims. Except as otherwise specifically provided for in this Plan, the Confirmation Order or other order of the Bankruptcy Court (including, without limitation, the Final DIP Order), or required by applicable bankruptcy or non-bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.
     6.3 Distributions by Disbursing Agent. Other than as specifically set forth in this Plan, the Disbursing Agent shall make all distributions required to be made under this Plan. Reorganized Pliant and/or the other Reorganized Debtors may act as Disbursing Agent or may employ or contract with other entities to assist in or make the distributions required by this Plan.

     6.4 Special Provisions Governing Distributions to Noteholders. Other than as specifically set forth in this Plan, distributions made on account of First Lien Notes Claims and Second Lien Notes Claims shall be made by the Disbursing Agent to the applicable Indenture Trustee for further distribution in accordance with the terms of the applicable Indenture or in accordance with this Plan where such Indenture is silent. Notwithstanding any other provision in this Plan, nothing herein shall be deemed to impair, waive or extinguish any rights or any Indenture Trustee with respect to a Charging Lien; provided, however, that any such Charging Lien will be released upon payment of the respective Indenture Trustee’s reasonable fees and expenses in accordance with the terms of the applicable Indentures and this Plan.
     6.5 Delivery of Distributions and Undeliverable or Unclaimed Distributions. The following terms shall govern the delivery of distributions and undeliverable or unclaimed distributions with respect to Claims.
(a) Delivery of Distributions in General. Distributions to Holders of Allowed Claims shall be made at the addresses set forth in the Debtors’ records unless such addresses are superseded by proofs of claim or interests or transfers of Claim Filed pursuant to Bankruptcy Rule 3001.
(b) Undeliverable and Unclaimed Distributions.
(i) Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim is returned to Reorganized Pliant, the other Reorganized Debtors or the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Disbursing Agent is notified in writing of such Holder’s then current address.
(ii) Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim that does not assert a claim pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates or the Reorganized Debtors or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates and the Reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock, New Preferred Stock, New Senior Secured Notes or Rights held for distribution on account of such Claim shall be canceled and of no further force or effect. Nothing contained in this Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim.

     6.6 Record Date for Distributions.
(a)	Except as otherwise provided in Section 6.6(b), the Reorganized Debtors and the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims that are Holders of such Claims, or participants therein, as of the close of business on the Record Date. The Reorganized Debtors and the Disbursing Agent shall instead be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the official claims register as of the close of business on the Record Date.

(b)	Distributions of New Preferred Stock and New Common Stock, if applicable, in respect of Second Lien Notes Claims and of New Senior Secured Notes in respect of First Lien Notes Claims, in each case administered by the appropriate Indenture Trustee, shall be made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable, and the Record Date shall not apply. In connection with such book-entry exchange, each Indenture Trustee shall deliver instructions to the DTC instructing the DTC to effect distributions on a Pro Rata basis as provided under the Plan with respect to such Claims upon which such Indenture Trustee acts as trustee.
     6.7 Allocation of Plan Distributions Between Principal and Interest. Except as otherwise expressly provided in this Plan, to the extent that any Allowed Claim entitled to a distribution under this Plan consists of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.
     6.8 Means of Cash Payment. Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of Reorganized Pliant or the other Reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a bank selected by Reorganized Pliant or the other Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of Reorganized Pliant or the other Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.
     6.9 Withholding and Reporting Requirements. In connection with this Plan and all distributions thereunder, Reorganized Pliant and the other Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of this Plan, (a) each Holder of an Allowed Claim that is to receive a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution and (b) no distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.
     6.10 Setoffs. Reorganized Pliant and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim, the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.
     6.11 Fractional Shares. No fractional shares of New Common Stock or New Preferred Stock and no Rights to purchase fractional shares of New Common Stock shall be distributed or issued. Where a fractional share would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of more than .50) of such fraction to the nearest whole share of New Common Stock, New Preferred Stock or Right to purchase the nearest whole share of New Common Stock or a rounding down of such fraction (in the case of .50 or less than .50) to the nearest whole share of New Common Stock, New Preferred Stock or Right to purchase the nearest whole share of New Common Stock. The total number of shares of New Common Stock, New Preferred Stock and the Rights to be distributed to registered holders pursuant to the Plan shall be adjusted as necessary to account for the rounding provided for herein.
     6.12 De Minimis Distributions. No distribution shall be made by the Disbursing Agent on account of an Allowed Claim or Interest if the amount to be distributed to the specific Holder of an Allowed Claim or Interest on the Distribution Date has an economic value of less than $100.
ARTICLE VII
TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND PENSION PLANS
     7.1 Assumption of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such executory contract or unexpired lease (a) was previously assumed or rejected by the Debtors, (b) previously expired or terminated pursuant to its own terms, or (c) is an executory contract that is set forth on Exhibit 7.1 or Exhibit 12.6 to this Plan, to be Filed with the Plan Supplement. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VII shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.
     7.2 Cure of Defaults of Assumed Executory Contracts and Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. Pending the Bankruptcy Court’s ruling on such motion, the executory contract or unexpired lease at issue shall be deemed assumed by the Reorganized Debtors unless otherwise ordered by the Bankruptcy Court.
     7.3 Post-Petition Contracts and Leases. All contracts, agreements and leases that were entered into by the Debtors or assumed by the Reorganized Debtors after the Petition Date shall be deemed assigned by the Debtors to the Reorganized Debtors on the Effective Date.
     7.4 Retiree Benefits and Pension Plans. In furtherance of, and without in any way limiting, Section 12.6, from and after the Effective Date the Reorganized Debtors shall assume the obligation and shall continue to make the payment of all retiree benefits (if any), as that term is defined in Bankruptcy Code section 1114, at the level established pursuant to subsection (e)(1)(B) or (g) of said section 1114, at any time prior to the Confirmation Date, for the duration of the period (if any) that the Debtors are obligated to provide such benefits. In addition, notwithstanding anything in this Plan to the contrary, the Pension Plans shall become obligations of the Reorganized Debtors and shall otherwise be unaffected by confirmation of this Plan, and such Claims shall not be discharged or released or otherwise affected by this Plan or by these proceedings.
ARTICLE VIII
PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND DISPUTED INTERESTS
     8.1 Objections to and Estimation of Claims. Only the Debtors, Reorganized Debtors or the Disbursing Agent may object to the allowance of any Claim or Administrative Expense Claim. After the Effective Date, the Reorganized Debtors shall be accorded the power and authority to allow or settle and compromise any Claim without notice to any other party, or approval of, or notice to the Bankruptcy Court. In addition, the Debtors and the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Debtors have previously objected to such Claim. Unless otherwise ordered by the Bankruptcy Court, the Reorganized Debtors shall serve and File any objections to Claims and Interests as soon as practicable, but in no event later than (a) one-hundred and eighty (180) days after the Effective Date or (b) such later date as may be determined by the Bankruptcy Court upon a motion which may be made without further notice or hearing.
     8.2 No Distributions Pending Allowance. Notwithstanding any other provision in this Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.
ARTICLE IX
CONFIRMATION AND CONSUMMATION OF THE PLAN
     9.1 Conditions to Effective Date. The Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions shall have been satisfied or waived in accordance with Section 9.2 of this Plan:
(a)	The Confirmation Order confirming this Plan shall have been entered by the Bankruptcy Court, such Confirmation Order shall have become final and non-appealable and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.

(b)	The Canadian Confirmation Order confirming this Plan shall have been entered by the Canadian Court, such Canadian Confirmation Order shall have become final and non-appealable and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.

(c)	The Exit Facility Credit Agreement and all related documents provided for therein or contemplated thereby shall have been duly and validly executed and delivered by all parties thereto, all conditions precedent thereto shall have occurred or shall have been satisfied and all proceeds of the Exit Facility shall be made available to the Reorganized Debtors to fund distributions hereunder.

(d)	The Intercompany Services Agreement and all related documents provided for therein or contemplated thereby, shall have been duly and validly executed and delivered by all parties thereto and all conditions precedent thereto shall have occurred or shall have been satisfied.

(e)	The Certificate of Incorporation and By-Laws and the amended certificates or articles of incorporation of the Debtors, as necessary, shall have been adopted and Filed with the applicable authorities of the relevant jurisdictions of incorporation and shall have become effective in accordance with such jurisdictions’ corporation laws.

(f)	All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order, including any necessary Hart-Scott-Rodino approvals, to be received or to occur in order to implement this Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on Reorganized Pliant.

(g)	All other documents and agreements necessary to implement this Plan on the Effective Date shall have been duly and validly executed and delivered by all parties thereto and all other actions required to be taken in connection with the Effective Date shall have occurred or shall have been otherwise satisfied or waived.

(h)	All DIP Facility Claims shall have been paid in full in Cash or the Debtors shall have provided reasonably satisfactory evidence that such Claims shall be paid from the proceeds of the Exit Facility.

(i)	The sum of the Face Amount of the Allowed General Unsecured Claims plus an amount that the Proponents reasonably project will be the Allowed amount of Disputed Claims in Class 6 shall not be greater than $20 million.

(j)	The sum of the Face Amount of the Allowed Small Claims plus an amount that the Proponents reasonably project will be the Allowed amount of Disputed Claims in Class 8 shall not be greater than $2 million.

(k)	All conditions to the consummation of the Rights Offering, other than those conditions relating to the confirmation of the Plan, shall have occurred or shall have been satisfied or waived and all proceeds of Rights Offering shall be made available to the Reorganized Debtors to fund distributions hereunder.
     9.2 Waiver of Conditions. The conditions set forth in clauses (b), (i) and (j) above may be waived in whole or in part by the Proponents in their sole discretion, without need for notice or a hearing.
     9.3 Effect of Non-Occurrence of Conditions to Effective Date. If each of the conditions specified in Section 9.1 has not been satisfied or waived in the manner provided in Section 9.2, then: (a) the Confirmation Order shall be vacated of no further force or effect; (b) no distributions under the Plan shall be made; (c) the Debtors and all Holders of Claims and Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (d) all of the Debtors’ obligations with respect to the Claims and Interests shall remain unaffected by the Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors and the Plan shall be deemed withdrawn. Upon such occurrence, the Debtors shall File a written notification with the Bankruptcy Court and serve it upon such parties as the Bankruptcy Court may direct.

ARTICLE X
EFFECT OF PLAN CONFIRMATION
     10.1 Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any Holder of a Claim against, or Interest in, the Debtors and such Holder’s respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under the Plan and whether or not such Holder has accepted the Plan.
     10.2 Exculpation and Releases.
(a) Exculpation. From and after the Effective Date, the Released Parties shall neither have nor incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the CCAA Proceedings, formulating, negotiating or implementing this Plan, the solicitation of acceptances of this Plan, the pursuit of confirmation of this Plan, the confirmation of this Plan, the consummation of this Plan or the administration of this Plan or the property to be distributed under this Plan; provided, however, that this Section shall not apply to (i) obligations under, and the contracts, instruments, releases, agreements, and documents delivered, Reinstated or assumed under this Plan, (ii) any claims or causes of action arising out of willful misconduct or gross negligence as determined by a Final Order, (iii) any matters under dispute between the Debtors, Reorganized Debtors or other persons in interest and any person holding a Claim that is not Allowed under this Plan, to the extent relating to rights under any such Claim. Any of the Released Parties shall be entitled to rely, in all respects, upon the advice of counsel with respect to their duties and responsibilities under the Plan.
(b) Releases by the Debtors. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as debtors-in-possession will be deemed to release and forever waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise existing as of the Effective Date or thereafter that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the CCAA Proceedings, this Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against the Released Parties; provided, however, that nothing in this Section shall be construed to release any party from liability for willful misconduct or gross negligence as determined by a Final Order.

(c) Releases by Holders of Claims and Interests. As of the Effective Date, to the fullest extent permitted by law, each Holder of a Claim or Interest that votes to accept this Plan, or who, directly or indirectly, is entitled to receive a distribution under this Plan, including Persons entitled to receive a distribution via an attorney, agent, Indenture Trustee or securities intermediary, shall in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and the Cash and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with this Plan, be deemed to have forever released, waived and discharged all claims, demands, debts, rights, causes of action or liabilities (other than (x) any otherwise existing right to enforce the obligations under, and the contracts, instruments, releases, agreements, and documents delivered, Reinstated or assumed under this Plan, and (y) any claims or causes of action arising out of willful misconduct or gross negligence as determined by a Final Order), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the CCAA Proceedings, this Plan or the Disclosure Statement, existing as of the Effective Date or thereafter that are based in whole or part on any act, omission, transaction event, or other occurrence taking place on or prior to the Effective Date, against the Released Parties; provided, however, that nothing in this section shall be construed to release any Released Party from willful misconduct or gross negligence as determined by a Final Order; and provided, further, however, that each Holder of a Claim or Interest that is entitled to vote on this Plan may elect by checking the appropriate box provided on the Ballot not to grant the releases set forth in this Section 10.2(c).
(d) Injunction Related to Exculpation and Releases. All Persons that have held, hold or may hold any liabilities released or exculpated pursuant to this Section 10.2 will be permanently enjoined from taking any of the following actions against any Released Party or its property on account of such released liabilities: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (ii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Lien; (iv) except as provided herein, asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Released Party; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.
(e) Survival of Indemnification Obligations. The obligations of the Debtors to indemnify any past and present directors, officers, agents, employees and representatives, pursuant to certificates or articles of incorporation, by-laws, contracts and/or applicable statutes, in respect of all actions, suits and proceedings against any of such officers, directors, agents, employees and representatives, based upon any act or omission related to service with or for or on behalf of the Debtors, shall not be discharged or Impaired by confirmation or consummation of this Plan and shall be assumed by the other Reorganized Debtors.

(f) Discharge of Claims and Termination of Interests. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims and Interests (other than Unimpaired Claims under this Plan that are Allowed Claims) of any nature whatsoever against the Debtors or any of their Estates, assets, properties or interest in property, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests. Upon the Effective Date, the Debtors shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims and Interests (other than Unimpaired Claims that are Allowed Claims), including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and the Pliant Outstanding Common Stock Interests, Series AA Preferred Stock, Series M Preferred Stock, First Lien Notes, Second Lien Notes, and Senior Subordinated Notes shall be terminated.
(g) Preservation of Rights of Action and Settlement of Litigation Claims. Except as otherwise provided in this Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors, as successors in interest to the Debtors and their Estates, shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence or pursue any claim, right or cause of action under section 547 of the Bankruptcy Code or seek to disallow any Claim to the extent the Holder thereof received and did not return a transfer avoidable under section 547 of the Bankruptcy Code.
10.3 Injunction.
(a) Except as otherwise provided in this Plan or the Confirmation Order, from and after the Effective Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action, or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any Lien or encumbrance; (D) asserting any right of setoff, subrogation or recoupment of any kind, and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.

(b) By accepting distributions pursuant to this Plan, each Holder of an Allowed Claim will be deemed to have specifically consented to the injunctions set forth in this Section 10.3.
     10.4 Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.
     10.5 Termination of Subordination Rights and Settlement of Related Claims. The classification and manner of satisfying all Claims and Interests and the respective distributions and treatments hereunder take into account and/or conform to the relative priority and rights of the Claims and Interests in each Class in connection with the contractual, legal and equitable subordination rights relating thereto whether arising under contract, general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, except as provided in Section 3.2(h) of the Plan, distributions under the Plan to Holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.
ARTICLE XI
RETENTION OF JURISDICTION
          Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction, subject to Section 12.21 of this Plan, over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:
(a)	allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim or Priority Tax Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(b)	grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;

(c)	resolve any matters related to the assumption or assumption and assignment of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or the Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

(d)	ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

(e)	decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(f)	enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

(g)	resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to this Plan, or any entity’s rights arising from or obligations incurred in connection with this Plan or such documents;

(h)	approve any modification of this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or approve any modification of the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;

(i)	hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 363, 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code, which shall be payable by the Debtors only upon allowance thereof pursuant to the order of the Bankruptcy Court, provided, however, that the fees and expenses of the Reorganized Debtors, incurred after the Effective Date, including counsel fees, may be paid by the Reorganized Debtors in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(j)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

(k)	hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;

(l)	hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(m)	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or if distributions pursuant to this Plan are enjoined or stayed;

(n)	determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

(o)	enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(p)	hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;

(q)	hear and determine disputes with respect to compensation of the Reorganized Debtors’ professional advisors;

(r)	hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

(s)	enter an order closing the Chapter 11 Cases.
ARTICLE XII
MISCELLANEOUS PROVISIONS
     12.1 Surrender of Instruments. As a condition to participation under this Plan the Holder of a note, debenture or other evidence of indebtedness of the Debtors that desires to receive the property to be distributed on account of an Allowed Claim based on such note, debenture or other evidence of indebtedness shall surrender such note, debenture or other evidence of indebtedness to the Debtors, or their designee (unless such Holder’s Claim will be Reinstated by this Plan, in which case such surrender shall not be required), and shall execute and deliver such other documents as are necessary to effectuate this Plan; provided, however, that if a claimant is a Holder of an equity security, note, debenture or other evidence of indebtedness for which no physical certificate was issued to the Holder but which instead is held in book-entry form pursuant to a global security held by DTC or other securities depositary or custodian thereof, then the Debtors or the applicable Indenture Trustee for such equity security, note, debenture or other evidence of indebtedness may waive the requirement of surrender. Except as otherwise provided in this section, if no surrender of a security, note, debenture or other evidence of indebtedness occurs and a claimant does not provide an affidavit and indemnification agreement, in form and substance satisfactory to the Debtors, that such security, note, debenture or other evidence of indebtedness was lost, then no distribution may be made to any claimant whose Claim or Interest is based on such security, note, debenture or other evidence of indebtedness thereof. The Debtors shall make subsequent distributions only to the persons who surrender the securities for exchange (or their assignees) and the record holders of such securities shall be those holders of record as of the Effective Date. Except as otherwise provided herein, the First Lien Notes Indenture, Second Lien Notes Indenture, Senior Subordinated Notes Indenture, and the Series AA Registration Rights Agreement, and the Stockholders Agreement shall be rendered void as of the Effective Date.
     12.2 Committees. Any appointment of an Official Committee shall terminate on the Effective Date.
     12.3 Post-Confirmation Date Retention of Professionals. Upon the Effective Date, any requirement that professionals employed by the Reorganized Debtors comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be authorized to employ and compensate professionals in the ordinary course of business and without the need for Bankruptcy Court approval.
     12.4 Bar Date for Certain Administrative Expense Claims. All applications for final allowance of fees and expenses of professional persons employed by the Debtors or the Official Committee or otherwise seeking to be compensated by the estate or the Debtors pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Effective Date shall be Filed with the Bankruptcy Court and served upon the Reorganized Debtors’ counsel at the addresses set forth in Section 12.15 of this Plan no later than thirty (30) days after the Effective Date. Any such claim that is not Filed within this time period shall be discharged and forever barred. Objections to any application for allowance of Administrative Expense Claims described in this Section 12.4 must be Filed within thirty (30) days after the filing thereof, as may be extended by the Bankruptcy Court upon request of the Reorganized Debtors.
     12.5 Effectuating Documents and Further Transactions. Each of the Debtors and the Reorganized Debtors is authorized to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of this Plan and any notes or securities issued pursuant to this Plan, including actions that the applicable Indenture Trustees may reasonably request to further effect the terms of this Plan.
     12.6 Compensation and Benefit Programs. Except as otherwise expressly provided in Exhibit 12.6 hereto, to be Filed with the Plan Supplement, the Reorganized Debtors shall continue to perform their obligations under all employment and severance contracts and policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans. Any one of the Reorganized Debtors may, prior to the Effective Date, enter into employment agreements with employees that become effective on or prior to the Effective Date and survive consummation of this Plan, which employment agreements shall be in form and substance reasonably acceptable to the Proponents. Any such agreements will be annexed to the Plan Supplement or otherwise Filed with the Bankruptcy Court. Details with respect to new and/or amended compensation or benefits programs that are expected to be entered into between the Reorganized Debtors and the management of the Reorganized Debtors will be provided in the Plan Supplement.
     12.7 ACE Insurance Policies. Nothing contained in this Plan, the Confirmation Order, any exhibit to this Plan, the Plan Supplement or any other Plan document (including any provision that purports to be peremptory or supervening) shall in any way operate to, or have the effect of, impairing in any respect the legal, equitable or contractual rights and defenses of the insureds or insurers with respect to any ACE insurance policies and related agreements issued to or on behalf of the Debtors. The rights and obligations of the insureds and insurers under the ACE insurance policies and related agreements shall be determined under such policies and agreements, as applicable, including the terms, conditions, limitations and exclusions thereof, which shall remain in full force and effect, and any applicable non-bankruptcy law. Regardless of whether the ACE insurance policies and related agreements are considered to be executory or not, the Reorganized Debtors will perform the Debtors’ obligations under the ACE insurance policies and related agreements, including any that remain unperformed as of the Effective Date of the Plan.
     12.8 Corporate Action. Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the shareholders or directors of one (1) or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the shareholders or directors of the Debtors or the Reorganized Debtors.
     12.9 Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under this Plan; (b) the creation of any mortgage, deed of trust, Lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under this Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any stamp tax or other similar tax.
     12.10 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.
     12.11 Amendment or Modification of this Plan. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Proponents may, alter, amend or modify this Plan or the Exhibits at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan. A Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.
     12.12 Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, Impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
     12.13 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity; provided, that Apollo shall only assign its rights to an affiliate and that any assignment hereunder shall not relieve the assigning party of its obligations hereunder.
     12.14 Revocation, Withdrawal or Non-Consummation. The Proponents reserve the right to revoke or withdraw this Plan as to any or all of the Debtors prior to the Confirmation Date and to File subsequent plans of reorganization. If the Proponents revoke or withdraw this Plan as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) this Plan shall be null and void in all respects and (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void.
     12.15 Notice. All notices, requests and demands to or upon the Proponents to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
APOLLO MANAGEMENT VI, L.P.
c/o Apollo Management VI, L.P.
9 West 57th Street
New York, NY 10019
Telephone: (212) 515-3450
Facsimile: (212) 515-3251
Attn: Robert Seminara

with a copy to:
WACHTELL, LIPTON, ROSEN & KATZ
51 West 52nd Street
New York, NY 10019
Telephone: (212) 403-1000
Facsimile: (212) 403-2000
Attn: Philip Mindlin / Douglas K. Mayer / Andrew J. Nussbaum
-and-
MORRIS, NICHOLS, ARSHT & TUNNELL llp
1201 North Market Street
P.O. Box 1347
Wilmington, DE 19899-1347
Telephone: (302) 658-9200
Facsimile: (302) 658-3989
Attn: Derek C. Abbott
Counsel to Apollo
PLIANT CORPORATION
1475 Woodfield Road
Suite 700
Schaumburg, IL 60173
Telephone: (847) 969-3319
Facsimile: (847) 969-3338
Attn: Stephen T. Auburn
with a copy to:
SIDLEY AUSTIN llp
One South Dearborn Street
Chicago, IL 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036
Attn: Larry J. Nyhan
-and-
YOUNG CONAWAY STARGATT & TAYLOR, llp
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, DE 19899-0391
Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Attn: Robert S. Brady

Counsel to Debtors and Debtors-in-Possession
     12.16 Governing Law. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to this Plan, the First Lien Notes Indenture, the Second Lien Notes Indenture or the Senior Subordinated Notes Indentures provide otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.
     12.17 Tax Reporting and Compliance. The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505 of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.
     12.18 Exhibits. All Exhibits to this Plan are incorporated and are a part of this Plan as if set forth in full herein.
     12.19 Filing of Additional Documents. On or before substantial consummation of this Plan, the Proponents shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.
     12.20 Reservation of Rights. Except as expressly set forth herein, this Plan shall have no force and effect unless the Bankruptcy Court has entered the Confirmation Order.
     12.21 Disputes Concerning Canadian Claims against and Interests in Canadian Debtors. All disputes involving the rights of a Canadian entity that is (a) the Holder of a Claim against or an Interest in a Canadian Debtor and (b) not subject to the personal jurisdiction of the Bankruptcy Court will be determined by the Bankruptcy Court without prejudice to such entity’s right to seek to have such dispute heard instead by the Canadian Court. Notwithstanding the foregoing, all such Canadian entities will be bound by the terms and provisions of this Plan.

Dated: August 14, 2009
Respectfully submitted,
APOLLO INVESTMENT FUND VI, L.P.
By: Apollo Advisors VI, L.P., its manager
By: Apollo Capital Management VI, LLC, its general partner

By:	/s/ Robert Seminara
Name:	Robert Seminara
Title:	Vice President

APOLLO OVERSEAS PARTNERS VI, L.P.
By: Apollo Advisors VI, L.P., its manager
By: Apollo Capital Management VI, LLC, its general partner

By:	/s/ Robert Seminara
Name:	Robert Seminara
Title:	Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE) VI, L.P.
By: Apollo Advisors VI, L.P., its manager
By: Apollo Capital Management VI, LLC, its general partner

By:	/s/ Robert Seminara
Name:	Robert Seminara
Title:	Vice President

APOLLO OVERSEAS PARTNERS
(DELAWARE 892) VI, L.P.
By: Apollo Advisors VI, L.P., its manager
PLIANT CORPORATION
(for itself and on behalf of the Affiliate Debtors, as Debtors and Debtors-in-Possession)

By:	/s/ Stephen T. Auburn
Name:	Stephen T. Auburn
Title:	Vice President and General Counsel

SIDLEY AUSTIN llp
Larry J. Nyhan
James F. Conlan
Jessica C.K. Boelter
Kerriann S. Mills
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036
YOUNG CONAWAY STARGATT & TAYLOR, llp
Robert S. Brady (No. 2847)
Edmon L. Morton (No. 3856)
Kenneth J. Enos (No. 4544)
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Counsel to the Debtors and Debtors-in-Possession

By: Apollo Capital Management VI, LLC, its general partner

By:	/s/ Robert Seminara
Name:	Robert Seminara
Title:	Vice President

APOLLO OVERSEAS PARTNERS (GERMANY) VI, L.P.
By: Apollo Advisors VI, L.P., its manager
By: Apollo Capital Management VI, LLC, its general partner

By:	/s/ Robert Seminara
Name:	Robert Seminara
Title:	Vice President

APOLLO MANAGEMENT VI, L.P.
By: Apollo Capital Management VI, LLC, its general partner

By:	/s/ Robert Seminara
Name:	Robert Seminara
Title:	Vice President

WACHTELL, LIPTON, ROSEN & KATZ
Philip Mindlin
Douglas K. Mayer
Andrew J. Nussbaum
51 West 52nd Street
New York, New York 10019
Telephone: (212) 403-1000
Facsimile: (212) 403-2000
MORRIS, NICHOLS, ARSHT & TUNNELL LLP
Derek C. Abbott (No. 3376)
Daniel B. Butz (No. 4227)
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347
Telephone: (302) 658-9200
Facsimile: (302) 658-3989
Counsel to Apollo